Exhibit 99.1

May 20, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK President and Chief Executive Officer
Provides Update At Annual Meeting of Shareholders

TULSA, Okla. – May 20, 2015 – ONEOK, Inc. (NYSE: OKE) President and Chief Executive Officer Terry K. Spencer today provided an update on the company’s business operations at the company’s annual meeting of shareholders.

Spencer told attendees that through its ownership of ONEOK Partners, incremental earnings from the partnership’s completed capital-growth projects and acquisitions, distributions have increased at a 19 percent compound annual growth rate since 2010 and totaled $633 million in 2014.

“These distributions are used primarily to fund the dividends declared to ONEOK’s shareholders,” said Spencer. “Since becoming the pure-play general partner of ONEOK Partners in February 2014, ONEOK has increased the dividend 53 percent.

“From 2006 to now, ONEOK Partners has executed nearly $6 billion in capital-growth projects and acquisitions in its natural gas and natural gas liquids businesses,” he continued. “This resulted in increased natural gas and natural gas liquids volumes and provided additional flexibility to its operations and customers. In 2014 alone, the partnership completed approximately $3.2 billion in capital-growth projects and acquisitions.”

He also addressed a weakened and volatile commodity price environment creating challenges for oil and natural gas producers as they assess their future drilling plans.

“There are still some uncertainties – and opportunities – that will unfold as this year progresses,” he said. “However, we remain disciplined and focused on making prudent financial decisions and creating value for our shareholders. By taking a balanced approach on how we determine our debt and equity needs, we will ensure the partnership maintains a strong balance sheet. Our investment grade rating at the partnership is very important to us.

“While our industry has experienced this down cycle many times, we remain confident that our business, with its reliable and extensive 36,000-mile integrated pipeline network and significant platform of fee-based services, will allow us to continue to meet the full-service needs of our customers during these uncertain times,” he continued.

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ONEOK President and Chief Executive Officer
Provides Update At Annual Meeting of Shareholders

May 20, 2015

Spencer noted that the company continues to execute on its strategy to enhance its fee-based asset mix, such as through the recently announced joint venture Roadrunner Gas Transmission pipeline project in the partnership’s natural gas pipelines segment and the West Texas LPG pipeline system acquisition in its natural gas liquids segment. Both will provide primarily fee-based cash flows and additional growth opportunities to the partnership.

Spencer also discussed the 2014 launch of a comprehensive Leadership Development Strategy created to cultivate a high-performing, diverse learning organization.

“Leaders at every level of the company are participating in the strategy to improve interaction and communication between leaders and employees and to strengthen our competitive advantage,” Spencer said. “We know that including, not excluding, diverse thoughts and opinions are key to our continued success.”

Spencer also thanked and recognized the company’s employees for the company’s continued success.

“We have an extremely gifted and diverse workforce whose talent, commitment and dedication have allowed us to accomplish a lot,” he said. “2015 will be challenging, but times like these can present opportunities. Through the hard work and the commitment of our employees, our company remains well positioned and ready to take advantage of the opportunities.”

Shareholders approved the following proposals at today’s annual meeting:

•	The re-election of all 10 directors to the ONEOK board of directors;

•	The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK for the year ending Dec. 31, 2015; and

•	The company’s compensation of its named executive officers on a nonbinding, advisory basis.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of March 31, 2015, owns 37.6 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends),

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ONEOK President and Chief Executive Officer
Provides Update At Annual Meeting of Shareholders

May 20, 2015

liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), projected levels of natural gas and natural gas liquids volumes our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. These and other risks are described in greater detail in Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in other filings that we make with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov and our website at www.oneok.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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